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                                                                   Exhibit 10.27



                              SEPARATION AGREEMENT
                   (Neuhausen Research and Development Center)

         This Separation Agreement (the "Agreement") is made and entered into as of the 30th day of November, 2004, by and between ALCAN TECHNOLOGY & MANAGEMENT AG, a corporation (Aktiengesellschaft) organized under the laws of Switzerland, having its registered office at Badische Bahnhofstrasse 16, in 8212 Neuhausen am Rheinfall, and registered with the commercial register of the Canton of Schaffhausen under number CH-290.3.001.200-8 ("ATM"), and NOVELIS TECHNOLOGY AG, a corporation (Aktiengesellschaft) organized under the laws of Switzerland, having its registered office at Badische Bahnhofstrasse 16, Bau 5, in 8212 Neuhausen am Rheinfall and registered with the commercial register of the Canton of Schaffhausen under number CH-290.3.014.907-1 ("Novelis Technology").

                                  INTRODUCTION

         A. On May 18, 2004, Alcan Inc., Canada ("Alcan"), announced its intention to complete a spin-off of the Separated Businesses that Alcan held at the time of its acquisition of Pechiney.

         B. Alcan, through its wholly-owned subsidiary, Alcan Holdings Switzerland AG, owns 100% of the issued and outstanding capital stock of ATM.

         C. ATM owns and operates, among other things, a research and development facility located at Badische Bahnhofstrasse 16, 8212 Neuhausen am Rheinfall, Switzerland (the "Neuhausen Facility"). Before the Neuhausen Facility was dedicated to research and development activities, other commercial and industrial activities took place there, including aluminum rolling operations.

         D. A portion of the Neuhausen Facility and various employees who work at the Neuhausen Facility are dedicated to the conduct of research and development activities for and on behalf of Novelis Techology and/or its Affiliates.

         E. ATM and Novelis Technology desire to (a) effect a separation of the research and development activities by, among other things (i) transferring to Novelis Technology certain of the equipment used at the Neuhausen Facility that is used, and certain employees who work at the Neuhausen Facility whose activities are dedicated, solely and exclusively for the conduct of research and development activities for and on behalf of Novelis Techology and/or its Affiliates , (ii) sharing and providing to each other certain services that are necessary for the operation of both the research and development activities for and on behalf of Novelis Techology and/or its Affiliates and ATM's remaining business and (iii) leasing to Novelis Technology certain premises at the Neuhausen Facility, all in accordance with the terms of this Agreement and the Ancillary Agreements, and (b) address various other matters concerning the Neuhausen Facility, including the allocation of certain liabilities.

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         NOW, THEREFORE, in consideration of the foregoing and, with respect to the Demerger, subject to the approval by the shareholders' meetings of ATM and Novelis Technology, ATM and Novelis Technology agree as follows:

ARTICLE I:     SCOPE AND INTERPRETATION OF AGREEMENT

         1.01 Ancillary Agreements. This Agreement, together with the Ancillary Agreements and the Schedules, Exhibits and Annexes attached hereto and thereto, shall at all times be read and interpreted as though they constitute a single, integrated document.

         1.02 Interpretation. The Master Separation Agreement, the Swiss Separation Agreement, this Agreement, and the Ancillary Agreements are intended to complement each other and therefore, when possible, should be interpreted and construed in such a manner as to give effect to the terms of each of them. Nevertheless, in the event there is (a) any conflict between the terms of the Master Separation Agreement and/or the Swiss Separation Agreement on the one hand and this Agreement and/or the Ancillary Agreements on the other hand, the terms and provisions of this Agreement and/or the Ancillary Agreements shall govern and control, (b) any conflict between this Agreement and the terms and provisions of any of the Ancillary Agreements (other than the Demerger Agreement), the terms and provisions of this Agreement shall govern and control, and (c) any conflict between this Agreement and the Demerger Agreement, the terms and provisions of this Agreement shall govern and control with respect to the relationship of the parties hereto, whereas the Demerger Agreement shall govern and control in relation to third parties.

         1.03 Survival. This Agreement and the various covenants and obligations of the parties hereunder, unless otherwise provided herein, shall survive the term and termination of each of the Ancillary Agreements.

ARTICLE II:    DEFINITIONS

         2.01 Certain Definitions. In addition to the capitalized terms that appear elsewhere in this Agreement, the following terms, whenever used in this Agreement, shall have the following meanings:

         "Agreement" means this agreement and all its Schedules and Exhibits.

         "Ancillary Agreements" means all agreements and instruments executed and delivered in accordance with or in connection with the consummation of the transactions contemplated by the provisions of this Agreement, including without limitation the Demerger Agreement, the Services Agreement, and the Real Estate Lease Agreement.

         "Cleanup Proceeding" means all actions necessary to comply with Environmental Laws to (i) clean up, remove, treat, and/or remediate Hazardous Substances in the indoor and/or outdoor environment, (ii) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor and/or outdoor environment,
(iii) perform studies, investigations, and ongoing monitoring, maintenance, and care, and/or (iv) respond to any request of a Governmental Authority for information or documents under Environmental Laws.


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         "Closure" means an action, transaction, or event, or a series of actions, transactions, or events, that results in the cessation of all or substantially all of the activities of the Neuhausen Facility, including without limitation closure, shutdown, relocation, and/or sale of all or substantially all of the assets, a reduction in the workforce, restructuring, down-sizing, reorganization, and/or other economic or strategic decision that substantially reduces the capacity, scope, nature, or level of activity of the Neuhausen Facility.

         "Closure Costs" means, collectively, all Liability (however arising or evidenced, whether by contract, custom, practice, procedure, employee benefit plan, social plan, applicable Law, or otherwise) incurred by the owner, operator, and/or employer and resulting from, relating to, or in connection with a Closure, including without limitation (a) payments of unpaid wages, commissions and bonuses, unused vacation and sick leave, severance compensation, and/or other similar obligations resulting from, or payable at or after, the termination of any employee's employment, (b) contributions or payments resulting from the termination of any of employee benefit plans and/or the employees' rights thereunder, and (c) all incidental costs, expenses, write-downs, write-offs, or charges including without limitation the costs, fees, premiums, commissions, and expenses to (i) disassemble, rig, pack, transport, relocate, and/or warehouse and store the assets located on or at the Neuhausen Facility, (ii) board-up, mothball, insure, and/or secure (including the costs of maintaining an on-site security system or security personnel) the physical plant and the buildings, fixtures, and improvements at the Neuhausen Facility , (iii) advertise, market, auction, sell, transfer, assign, or otherwise dispose of the physical plant and the buildings, fixtures, assets, or improvements comprising the Neuhausen Facility, (iv) tie up, cap off, and otherwise safely detach all utilities in a safe manner in compliance with all applicable Laws, (v) remove, remediate or otherwise address, to the extent required by applicable Law, any environmental, health, or safety condition that exists in, on, or about the Neuhausen Facility, and (vi) liquidate, compromise, settle, and fully satisfy all Third-Party Claims that arise or become due and payable as a result of the Closure.

         "CO" means Swiss Code of Obligations.

         "Demerger" has the meaning ascribed to it in SECTION 3.01(a).

         "Demerger Agreement" means the demerger agreement (Spaltungsvertrag) including the Annexes (Anhange) thereto in the form attached hereto as EXHIBIT A.

         "Demerger Effective Date" has the meaning ascribed to it in SECTION 3.01(c).

         "Disclosing Party" means the party (including its Representatives) disclosing Confidential Information to the Receiving Party (including its Representatives).

         "Effective Date" means for this Agreement as well as any Ancillary Agreement referred to herein, other than the Demerger Agreement, December 31, 2004 at 23.59 h.

         "EHS Liabilities" means any Liability arising from or under any Environmental Law or Occupational Health and Safety Law, including those consisting of or relating to (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational health and safety and regulation of any chemical substance or product, (b) any fine, penalty, judgement, award, settlement, legal or administrative


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proceeding, damage, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Health and Safety Law, (c) financial responsibility under any Environmental Law or Occupational Health and Safety Law for or in connection with any Cleanup Proceeding, or (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Health and Safety Law, arising out of, relating to, or resulting from any and all operations, business, and activities conducted at the Neuhausen Facility at any time prior to, on, or after the Effective Date (including any Liability relating to, arising out of, or resulting from any act or failure to act by any Person).

         "Employee Liabilities" means Liabilities to the Transferring Employees arising from (a) the failure to comply with any Law relating to their employment at any time before, on, or after the Effective Date, (b) obligations and commitments arising under any benefit plan at any time before, on, or after the Effective Date, (c) obligations as of the Effective Date for unpaid wages, commissions and bonuses and unused vacation and sick leave before, on, or after the Effective Date, and (d) severance compensation or similar obligations resulting from the termination of any Transferring Employee's employment with ATM, the termination of any Transferring Employee's employment by Novelis Technology on or after the Effective Date, or the termination of any of the benefit plans and/or the employee's rights thereunder at any time before, on, or after the Effective Date.

         "Force Majeure" means any unforeseen condition, event, or circumstance that is beyond the control of a party that results in the delay, interruption, and/or prevention of the performance, in whole or in part, by that party of its obligations hereunder, including without limitation war, insurrection, riot, rebellion, uprising, civil disturbance, invasion, breach of peace, epidemic, embargo, flooding, fire, explosion, lightning, earthquake, storm, sabotage, labor dispute, strike, picketing, lock-out, or action or order by any Governmental Authority.

         "Indemnitee" means any Person or Persons who is or may be entitled to seek indemnification pursuant to the provisions of ARTICLE VI hereof.

         "Indemnitor" means any Person or Persons who is or may be obligated to provide indemnification pursuant to the provisions of ARTICLE VI hereof.

         "Liability" means, with respect to any Person, any liability or obligation of, or Third-Party Claim against, such Person of any kind, character or description, whether known or unknown, absolute, fixed or contingent, whenever arising, whether or not accrued, disputed, liquidated, secured, vested, determinable, joint or several, due or to become due, executory, determined, determinable or otherwise, disclosed or non-disclosed, and whether or not the same is required to be accrued, reflected or otherwise disclosed on the financial statements of such Person.

         "MA" means the Swiss Federal Act on Mergers, Demergers, Transformations and Transfers of Assets and Liabilities (the Merger Act), which entered into effect on July 1, 2004.

         "Master Separation Agreement" means that certain separation agreement, between Alcan Inc., Canada, and Novelis Inc., Canada pertaining to the Separation.


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         "Neuhausen Facility" has the meaning ascribed to it in PARAGRAPH C of the Introduction above.

         "Real Estate Lease Agreement" means the lease agreement including the Annexes thereto in the form attached hereto as EXHIBIT C.

         "Receiving Party" means the party (including its Representatives) receiving Confidential Information from the Disclosing Party (including its Representatives).

         "Representative" means any Person acting for or on behalf of another, including without limitation officers, directors, shareholders, affiliates, agents, employees, consultants, and independent contractors.

         "Services Agreement" means the Technology Services Agreement including the Annexes thereto in the form attached hereto as EXHIBIT B.

         "Swiss Separation Agreement" means that certain separation agreement, dated as of December 13, 2004, between Alcan Holdings Switzerland Ltd, Zurich, Switzerland, and Arcustarget Inc., Toronto, Canada.

         "Separation" means the transfer by Alcan Inc. to Novelis Inc., pursuant to a plan of arrangement under the Canada Business Corporations Act, of substantially all of the aluminum rolled products businesses operated by Alcan prior to December 2003 together with certain other assets, the whole as further described in various agreements between Alcan Inc. and Novelis Inc. giving effect to this transfer.

         "Transfer Tax" means all Taxes, other than Taxes measured by net income, incurred or imposed by reason of the Demerger (or a capital increase effected in connection with the Demerger) or subsequent possession or use of the Transferred Assets, regardless upon whom such Taxes are levied or imposed by law.

         "Transferred Assets" means all assets used at the Neuhausen Facility solely for the conduct of research and development activities for and on behalf of Novelis Technology and/or its Affiliates including without limitation those assets listed and specifically described and identified in the inventory attached to the Demerger Agreement as ANNEX B.

         "Transferred Liabilities" means all Liabilities, whether arising out of contract, in tort or otherwise, including without limitation EHS Liabilities and Employee Liabilities, solely relating to, arising out of, or resulting from the research and development activities conducted at the Neuhausen Facility for or on behalf of Novelis Technology and/or its Affiliates or the operations and businesses being transferred to them under the Master Separation Agreement at any time prior to, on, or after the Effective Date (including any Liability relating to, arising out of, or resulting from any act or failure to act by any Person), including without limitation those Liabilities listed and specifically described and identified in the inventory attached to the Demerger Agreement as ANNEX B.

         "Transferring Employees" means the employees listed in the List of Transferring Employees attached to the Demerger Agreement as ANNEX C.


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         2.02  Other Definitions. Unless specifically defined in SECTION 2.01 above or elsewhere in this Agreement, all capitalized terms in this Agreement have the meanings ascribed to them in the Master Separation Agreement.

ARTICLE III: SEPARATION OF THE RESEARCH AND DEVELOPMENT ACTIVITIES FOR AND ON BEHALF OF THE SEPARATED BUSINESSES FROM ATM'S REMAINING BUSINESS

         3.01  Demerger.

         (a) Subject to and upon the terms and conditions set forth in a separate Demerger Agreement and the Annexes thereto, ATM shall transfer to Novelis Technology, and Novelis Technology shall take over and assume from ATM, by way of a spin-off (Abspaltung) in accordance with the provisions of the MA, all right, title and interest in and to the Transferred Assets and the Transferred Liabilities (the "Demerger").

         (b) The Demerger Agreement, including the Annexes thereto, shall be in German language and shall prevail over any translation.

         (c) The Demerger shall be undertaken with effect retroactive as to September 30, 2004 (the "Demerger Effective Date") and shall be consummated with the registration in the competent commercial register prior to or on the Effective Date. In the event registration of the Demerger (Tagebucheintrag) has not occurred, for whatever reason, by the Effective Date, the parties shall behave in all relevant aspects, including remuneration of employees, and shall perform all rights and obligations provided by this Agreement as well as any Ancillary Agreements, as if registration had timely occurred and shall use their reasonable best efforts to obtain registration as soon as practicable after the Effective Date. The parties shall enter into all necessary agreements and shall execute all necessary instruments to give effect to this undertaking.

         (d) Each party shall inform and, if necessary, consult its employees, if any, in accordance with the terms of art. 50 and 28 MA and art. 333a CO in due time prior to the approval of the Demerger by its shareholders' meeting. The board of directors of each party shall inform the shareholders' meeting of the results of such information and consultation, as applicable, prior to the approval of the Demerger by the shareholders' meeting.

         (e) Each party shall secure the claims of its creditors in due time prior to the approval of the Demerger by its shareholders' meeting in accordance with the terms of arts. 45, 46 and 49 para. 2 of the MA.

         (f) The parties intend to transfer all Transferred Assets and all Transferred Liabilities by way of the Demerger set out and described in SECTION 3.01(a). However, if any of the Transferred Assets and/or the Transferred Liabilities are not transferred by way of the Demerger (by operation of law (Universalsukzession)), because such Transferred Assets and/or such Transferred Liabilities are not listed or not described specifically enough in the inventory attached to the Demerger Agreement as ANNEX B, ATM shall, after the entry of the Demerger in the commercial register, transfer such Transferred Assets and/or such Transferred Liabilities to Novelis Technology at book value separately by individual transfer (Singularsukzession), and Novelis Technology


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shall take over and assume from ATM such Transferred Assets and/or such
Transferred Liabilities accordingly.

         3.02 Services. Subject to and upon the terms and conditions set forth in a separate Services Agreement and the Annexes thereto, (i) ATM shall provide to Novelis Technology various services, and (ii) Novelis Technology shall provide to ATM various services.

         3.03 Real Estate Lease. Subject to and upon the terms and conditions set forth in a separate Real Estate Lease Agreement and the Annexes thereto, ATM shall let to Novelis Technology, and Novelis Technology shall lease from ATM, certain premises, from which Novelis Technology will conduct its research and development activities for and on behalf of itself and/or its Affiliates.

ARTICLE IV:    REPRESENTATIONS AND WARRANTIES

         No Representations and Warranties of ATM. ATM makes no representations or warranties, and HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, concerning the Transferred Assets, including without limitation their condition, suitability, merchantability, or fitness. Novelis Technology acknowledges and agrees that it is receiving the Transferred Assets "AS IS, WHERE IS".

ARTICLE V:     COVENANTS

         5.01 Cooperation and Further Assurances. At any time, and from time to time after the Effective Date, each party shall, and shall cause its Affiliates to, execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement and the Ancillary Agreements.

         5.02 Confidentiality. Each of the parties acknowledges that during the term of this Agreement and the Ancillary Agreements each will from time to time come into possession of Confidential Information of the other. Each Receiving Party shall maintain the Confidential Information of the Disclosing Party in confidence and shall use it solely and exclusively for, and in connection with, the performance of its obligations under this Agreement and the Ancillary Agreements and no other (the "Purpose"). Without limiting the generality of the foregoing, the Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any Person or use it in any manner that is detrimental to the Disclosing Party. Each Receiving Party shall take steps to minimize the dissemination or copying of such Confidential Information except to the extent that it is necessary to carry out the Purpose. If a Receiving Party is requested or required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, that Receiving Party shall provide the Disclosing Party with prompt notice of such request and the documents and/or information requested thereby so that the Disclosing Party may, at its option, seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, a Receiving Party is nonetheless, in the opinion of the Receiving Party's counsel, compelled to disclose all or any portion of the Confidential Information, the Receiving Party may disclose without liability hereunder that portion of the


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Confidential Information which the Receiving Party's counsel advises that the
Receiving Party is compelled to disclose; provided, however, that the Receiving Party shall give the Disclosing Party written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable. The obligations of this SECTION 5.02 shall continue without limitation.

         5.03  Employee Matters.

         (a) The employees whose employment relationships shall be transferred from ATM to Novelis Technology as a result of the Demerger (the "Transferring Employees") are listed in ANNEX C of the Demerger Agreement, which is attached hereto as EXHIBIT A.

         (b) Upon entry of the Demerger in the commercial register, the employment relationships of the Transferring Employees are transferred from ATM to Novelis Technology by operation of law, unless one or more Transferring Employee/s decline/s the transfer, in which case its/their employment terminates upon expiration of the applicable statutory notice period (all in accordance with art. 49 para. 1 MA and art. 333 CO).

         5.04 Redundancy Costs. If at any time during the term of the Services Agreement any one or more of the services thereunder (the "Services") is discontinued or terminated at the request of Novelis Technology, ATM shall have the right to collect from, and Novelis shall be obligated to pay, an amount equal to (x) 100% of the actual and direct Liability (however arising or evidenced, whether by contract, custom, practice, procedure, employee benefit plan, social plan, applicable Law, or otherwise) incurred by ATM in terminating any employees who provided the discontinued or terminated Services to Novelis, including without limitation payments of severance compensation, and/or other similar obligations resulting from, or payable at or after, the termination of any affected employee's employment, plus (y) 100% of the actual and direct costs of canceling or terminating contracts with third-parties, plus (z) 100% of the actual and direct costs, expenses, write-downs, write-offs, or charges relating to the discontinued use of any assets, if any, used in connection with the provision of the discontinued or terminated Services.

         5.05 Closure Costs. If, at any time during the period (a) commencing on the date on which either party provides a notice of termination under Section
8.6 of the Services Agreement (the "Notice"), and (b) ending on the 3rd anniversary of the date of the Notice, the Neuhausen Facility is or becomes the subject of a Closure (whether or not any such Closure is effected or completed on or before such 3rd anniversary and/or whether any other services are then being provided under the Services Agreement), ATM shall be entitled to reimbursement from, and Novelis Technology shall promptly remit and pay to ATM following demand therefor, an amount equal to 20% of all Closure Costs actually incurred by ATM. Novelis Technology shall be liable for such Closure Costs unless the Closure giving rise to such Closure Costs is clearly and demonstrably caused solely and exclusively by ATM and was not precipitated in any manner, in whole or in part, by the acts of Novelis Technology, including without limitation the giving of the Notice by Novelis Technology. All amounts that may become due and payable under this SECTION 5.05 shall (x) not be subject to reduction or offset by the proceeds, if any, of any sale or other disposition of the Neuhausen Facility (or any property or assets located thereon) by ATM, and
(y) be in addition to, and not a substitute for, any amounts that


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may become due and payable to ATM under SECTION 6.03(b), (c), or (d) below;
provided, however, that in no event shall ATM be entitled to duplicate payment as a result of the application of this SECTION 5.05 and SECTION 6.03(b), (c), or
(d) below.

ARTICLE VI:    RELEASE AND INDEMNITIES

         6.01 Release by Novelis Technology. Novelis Technology hereby forever releases and fully discharges ATM and its predecessors, together with their respective officers, directors, shareholders, employees and representatives, Affiliates, successors and assigns, from and against all Liabilities that Novelis Technology has or will have or ever had against any one or more of them as a result of their acts or omissions in connection with the ownership, operation, maintenance, use, or occupancy of the Neuhausen Facility and/or the equipment and other property and assets (including the Transferred Assets) thereat at any time on or before the Effective Date.

         6.02 Scope and Effect of Release. Novelis Technology hereby irrevocably waives its rights under any applicable Law, legal principle, or legal doctrine that provides that a general release does not extend to Liabilities that a releasing party does not know or suspect to exist in its favor at the time of executing such release, which if known by the releasing party would have materially affected its settlement with the released party. Novelis Technology and ATM each acknowledges and agrees that Novelis Technology's release does not affect any rights or claims Novelis Technology may have against ATM arising out of the breach or non-compliance with the terms of this Agreement or the Ancillary Agreements.

         6.03 Indemnity by Novelis Technology. Novelis Technology shall to the fullest extent permitted by Law, indemnify, defend and hold harmless ATM and its officers, directors, employees and representatives, Affiliates, successors and permitted assigns (each of whom may be an Indemnitee pursuant to this SECTION 6.03) from and against:

         (a) any and all Liabilities arising out of, resulting from, or relating to any breach or default on the part of Novelis Technology in the performance of any covenant or agreement on the part of Novelis Technology to be performed pursuant to the terms of this Agreement or any Ancillary Agreement;

         (b) any and all Liabilities arising out of, resulting from, or relating to the ownership, operation, maintenance, use, or occupancy of the Neuhausen Facility and/or the equipment and other property and assets (including the Transferred Assets) thereat at any time after the Effective Date, arising out of, relating to, or resulting from (i) any act or omission of Novelis Technology occurring on or at the Neuhausen Facility, or (ii) any violation by Novelis Technology of any applicable Law, or (iii) any violation by Novelis Technology of an Environmental Law in, on, above, below, or about the Neuhausen Facility, or (iv) any Release of Hazardous Substances by Novelis Technology in, on, above, below, or about the Neuhausen Facility (x) in quantities or concentrations that require remediation under applicable Environmental Laws, and/or (y) that result in one or more Third-Party Claims;

         (c)   any and all Employee Liabilities; and


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         (d)   any and all EHS Liabilities arising out of, resulting from, or relating to the ownership, operation, maintenance, use, or occupancy of the Neuhausen Facility and/or the equipment and other property and assets thereat at any time on or before the Effective Date; provided that Novelis Technology' liability for such EHS Liabilities under this clause (d) shall be limited to 20% of their aggregate sum.

         6.04 Indemnity by ATM. ATM shall, to the fullest extent permitted by Law, indemnify, defend, reimburse and hold harmless Novelis Technology and its shareholders, officers, directors, employees and representatives, Affiliates, successors and assigns (each of whom may be an Indemnitee pursuant to this SECTION 6.04), from and against any and all Liabilities and Third-Party Claims directly or indirectly arising or resulting from any breach or non-fulfillment by ATM of any of its covenants, warranties, representations, or other agreements set forth in this Agreement or any Ancillary Agreement.

         6.05 Mitigation. Each Indemnitee shall take all reasonable steps to mitigate its respective Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Liabilities for which such Indemnitee may be entitled to indemnification hereunder.

         6.06 Legal Fees; Access and Cooperation. The Indemnitor shall reimburse the Indemnitee for all reasonable legal fees and other expenses reasonably incurred by the Indemnitee in successfully pursuing any claim for indemnification against the Indemnitor hereunder. The Indemnitor shall also be responsible for the payment of all reasonable legal fees and other expenses reasonably incurred by the Indemnitee or the Indemnitor in defending any Third-Party Claims, except those legal fees incurred by an Indemnitee who elects to employ separate counsel to participate in the defense of a Third Party Claim. After the Effective Date, each Indemnitee shall cooperate fully with each Indemnitor as to all claims for indemnification hereunder, shall make available to each Indemnitor as reasonably requested all information, records and documents relating to all claims and shall preserve all such information, records and documents until the termination of any claim or the period during which any claim may be made. Further, each Indemnitee shall also make available to each Indemnitor, as reasonably requested, its personnel (including technical and scientific), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any claim.

         6.07 Survival. The obligations of the parties in this ARTICLE VI shall survive without any temporal limitation. The obligations of Novelis Technology under SECTION 6.03 (b), (c) and (d) above shall survive any sale or other disposition of all or any portion of the Neuhausen Facility by ATM or any Affiliate of ATM.

ARTICLE VII:   CONDITIONS PRECEDENT

         7.01 Conditions of ATM. The obligation of ATM to consummate the transactions (other than the Demerger) contemplated hereby shall be subject to the satisfaction, on or prior to the Effective Date, of the following conditions, any of which may be waived by ATM at its option:

         (a) Novelis Technology shall have performed and complied in all material respects with all of the terms, covenants, conditions and obligations under this


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Agreement that are to be performed or complied with by Novelis Technology or its
Affiliates on or before the Effective Date.

         (b) The transactions contemplated by the Master Separation Agreement shall have been effected.

         (c) Novelis Technology shall have executed and delivered the Ancillary Agreements.

         (d)   The Demerger shall have been consummated.

         The obligation of ATM to consummate the Demerger contemplated hereby shall be subject to the satisfaction of the following conditions:

         (a) The Demerger as well as the respective capital decrease shall have been approved by the shareholders' meeting of ATM.

         (b) The Demerger as well as the respective capital increase shall have been approved by the shareholders' meeting of Novelis Technology.

         7.02 Conditions of Novelis Technology. The obligation of Novelis Technology to consummate the transactions (other than the Demerger) contemplated hereby shall be subject to the satisfaction, on or prior to the Effective Date, of the following conditions, any of which may be waived by Novelis Technology at its option:

         (a) ATM shall have performed and complied in all material respects with all of the terms, covenants, conditions and obligations under this Agreement which are to be performed or complied with by ATM on or before the Effective Date.

         (b) Those transactions contemplated by the Master Separation Agreement to be effected on or before the Effective Date shall have been effected.

         (c)   ATM shall have executed and delivered the Ancillary Agreements.

         (d)   The Demerger shall have been consummated.

         The obligation of Novelis Technology to consummate the Demerger contemplated hereby shall be subject to the satisfaction of the following conditions:

         (a) The Demerger as well as the respective capital increase shall have been approved by the shareholders' meeting of Novelis Technology.

         (b) The Demerger as well as the respective capital decrease shall have been approved by the shareholders' meeting of ATM.

ARTICLE VIII:  TERMINATION

         This Agreement and the Ancillary Agreements may be terminated or abandoned at any time prior to the Effective Date by and in the sole and absolute discretion of ATM without the approval of Novelis Technology, provided, however, that if and once the filing with the commercial register has been made, the transactions under the Demerger cannot be made undone. In the event of such termination, neither party shall have any liability of any kind to the other or any other Person. After the Effective Date, (a) this Agreement may not be terminated except by an agreement in writing signed by the parties, and (b) the Ancillary Agreements may be terminated only in accordance with their respective terms.

ARTICLE IX:    DISPUTE RESOLUTION

         9.01 In General. The procedures for discussion, negotiation and mediation set forth in this ARTICLE IX shall apply to all disputes, controversies, or claims (whether arising in contract, tort or otherwise) that may arise out of, or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto.

         9.02  Escalation; Mediation; Arbitration.

         (a) It is the intent of the parties to use their respective reasonable best efforts and to act in good faith to resolve expeditiously on a mutually acceptable negotiated basis, any dispute, question, controversy or claim between them with respect to the matters covered hereby that may arise from time to time. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an "Escalation Notice") demanding an in-person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the Chief Legal Officer of the ultimate corporate parent of each party (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the Parties shall use their reasonable best efforts to meet within 30 days of the Escalation Notice.

         (b) If the parties are not able to resolve the dispute, question, controversy or claim through the escalation process referred to above within 30 days after the date of the relevant Escalation Notice, the matter shall be referred to a mediator for informal, non-binding mediation consisting of one or more conferences between the parties in which a mediator will seek to guide the parties to a resolution of the dispute, question, controversy or claim. The parties shall select a mutually acceptable neutral mediator. In the event the parties cannot agree on a mediator, the then Chairman of the Zurich Chamber of Commerce will appoint a mediator. The mediation process shall continue until the earliest to occur of the following: (i) the dispute, question, controversy or claim is resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) 60 days have elapsed since the dispute, question, controversy or claim was first scheduled for mediation.

         (c) Should any dispute, question, controversy or claim remain after the completion of the mediation process described above, the parties agree to submit the remaining dispute, question, controversy or claim to final and binding arbitration administered by three arbitrators in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce (the "Rules"). Neither the parties

(including their auditors and insurers), their respective counsel and any person necessary to the conduct of the arbitration, nor the arbitrators shall disclose the existence, content (including submissions and any evidence or documents presented or exchanged), or results of any arbitration hereunder without the prior written consent of the parties, except as required by Law. The arbitration procedure shall be instituted by the sending of a written notice to that effect by one party to the other party. Any arbitration to be conducted under this
ARTICLE IX shall be conducted by a panel of three arbitrators to be appointed as follows: one arbitrator shall be appointed by ATM, one arbitrator shall be appointed by Novelis Technology, and the third arbitrator shall be appointed by the other two arbitrators. In the event the arbitrator selected by ATM and the arbitrator selected by Novelis Technology fail to agree upon the choice of the third arbitrator, either party may apply to International Chamber of Commerce in Paris, France to appoint such arbitrator in accordance with the Rules. Should any arbitrator for any reason refuse or be unable to continue his functions as arbitrator, then a replacement shall either be agreed upon by the remaining arbitrators within one week of either party becoming aware of the arbitrator's inability or refusal to continue or, in default of such agreement, by the International Chamber of Commerce in Paris, France on application of any interested party. The arbitrators are without jurisdiction to apply any substantive law other than the laws selected or otherwise expressly provided in this Agreement. The arbitrators shall render an award and a written, reasoned opinion in support thereof. Such award may include reasonable attorneys' fees to the prevailing party. Judgment upon the award may be entered in any court having jurisdiction thereof.

         (d) The Parties hereto understand and agree that by entering into this Agreement they are waiving their right to a jury or court trial.

         (e) Each party shall bear its own costs of mediation or arbitration, but both parties will share the costs of the mediator or arbitrators equally.

         (f) Unless otherwise agreed by the parties, the place of arbitration shall be Zurich, Switzerland, and any hearing in the course of the arbitration shall take place in Zurich, Switzerland. The arbitrators may hold hearings at a location other than at the place of the arbitration if the parties agree or if the arbitrators determine that it is reasonably necessary for the conduct of the arbitration.

         (g)   The proceedings shall be conducted in the English language.


ARTICLE X:     GENERAL PROVISIONS

         10.01 Entire Agreement; Amendments. This Agreement, the Ancillary Agreements and the Schedules, Exhibits and Annexes attached hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, arrangements and communications of the parties dealing with such subject matter, whether oral or written. No other promise, agreement, understanding, or representation will be binding unless made in writing and signed by the parties hereto. This Agreement and the Ancillary Agreements may not be changed or modified orally, but may be changed or modified only in a written agreement executed by an authorized representative of each of Novelis Technology and ATM.

         10.02 Assignment. This Agreement and the rights and obligations hereunder may be assigned and delegated by either party subject to (a) the right of the non-assigning party to require reasonably satisfactory evidence (assessed from a reasonable commercial perspective) as to the assignee's credit-worthiness, commercial, technical, and operating capabilities, its ability to perform under this Agreement and its reputation for business ethics, and (b) the assignee's direct and express written assumption of this Agreement and the liabilities and obligations hereunder and thereunder, all in form and substance satisfactory to the non-assigning party.

         10.03 Force Majeure. If either party is affected by a Force Majeure, it shall promptly give notice thereof to the other and shall indicate in such notice, as accurately as possible, the effect of such Force Majeure on its capacity to perform its obligations hereunder and/or under the Ancillary Agreements. Subject to the giving of the notice provided for in the immediately preceding sentence, (a) the non-fulfillment of any obligation (other than an obligation to pay money) by reason of Force Majeure shall not constitute a default hereunder or under any of the Ancillary Agreements and shall not give rise to damages or to any recourse in specific performance or of any other nature whatsoever, and (b) any time period provided for the performance of an obligation (other than an obligation to pay money) shall be postponed or extended for and by a duration equal to the period during which the event of Force Majeure shall continue to exist.

         10.04 Nature of Relationship. Nothing contained in this Agreement or any of the Ancillary Agreements shall be construed to constitute either party as anything other than independent contractors in the conduct of the activities contemplated in this Agreement or the Ancillary Agreements. Without limiting the generality of the foregoing, neither party shall be deemed to be an agent, attorney-in-fact or general partner of the other.

         10.05 Third-Party Rights. Except as specifically set forth herein or therein, nothing in this Agreement or in the Ancillary Agreements shall be deemed to create any right of any third party, and this Agreement or any of the Ancillary Agreements shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

         10.06 Successors. This Agreement and the Ancillary Agreements shall be binding upon, and inure to the benefit of, the parties respective permitted successors.

         10.07 Notices. Any notice, report or consent required or permitted by this Agreement or the Ancillary Agreements to be given or delivered shall be in writing and shall be deemed delivered if delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by facsimile, with confirmed answer back, as follows:

         If to Novelis Technology:

               Novelis Technology AG
               Badische Bahnhofstrasse 16
               Bau 5
               CH-8212 Neuhausen am Rheinfall
               Attention: General Manager

         With copies to:

               Novelis AG
               Feldeggstrasse 4
               CH-8034 Zurich
               Attention: Legal Department

         If to ATM:

               Alcan Technology & Management AG
               Badische Bahnhofstrasse 16
               CH-8212 Neuhausen am Rheinfall
               Attention: General Manager

         With copies to:

               Alcan Holdings Switzerland AG
               Feldeggstrasse 4
               CH-8034 Zurich
               Attention: Legal Department

Any such notice, report or consent shall be effective upon delivery if delivered in person, or upon receipt if sent by telex, or on the third business day following mailing, if mailed.

         10.08 Governing Law. This Agreement and each of the Ancillary Agreements shall be governed by, and construed in accordance with, the internal laws and not the conflicts of law rules of Switzerland, without presumption or construction against the party preparing it.

         10.9 Severability. All provisions of this Agreement and the Ancillary Agreements shall be severable for purposes of enforcement. If any provision of this Agreement or the Ancillary Agreements is invalid, ruled illegal by any court of competent jurisdiction, or unenforceable under present or future laws effective during the term hereof or thereof, then it is the intention of the parties hereto that the remainder of this Agreement or the Ancillary Agreements shall not be affected thereby, and it is also the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be added as part of this Agreement or the Ancillary Agreements a provision which shall be as similar in terms of such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable, and that deals equitably with the intended benefits and obligations of the parties.

         10.10 Waiver. No failure or delay on the part of either party to enforce any provision of this Agreement or any Ancillary Agreement or to exercise any right granted to it hereby or thereby shall operate as a waiver thereof unless or until the right to enforce any such provision or to exercise any such right has been waived in writing. Any waiver of any provision hereof or thereof or right hereunder or thereunder shall be effective only in accordance with its terms and may be restricted in any way. No waiver of any provision hereof or thereof or any right hereunder or thereunder shall constitute a waiver of a continuance or reoccurrence of the failure to perform, except as provided in such waiver.

         10.11 Titles and Headings. The titles and headings of the various articles and sections hereof and of the Ancillary Agreements are for convenience of reference only, shall not be deemed to be a part hereof or thereof, and shall not affect the meaning or construction of any provision hereof or thereof.

         10.12 Counterparts; Facsimiles. This Agreement and the Ancillary Agreements shall be executed in 3 counterparts, each of which shall be considered an original, and all of which taken together shall constitute one and the same instrument. A facsimile copy of a signature hereto or to any of the Ancillary Agreements shall be fully effective as of the Effective Date as if it constituted an original signature hereto or thereto. Without limiting the effectiveness of the facsimile signatures, the parties agree to deliver or cause to be delivered to each other the original signatures hereto or thereto as soon as reasonably practicable following the Effective Date.

         10.13 No Third Party Beneficiaries. Except as specifically set forth herein or therein, nothing in this Agreement and the Ancillary Agreements shall entitle any Person other than the parties hereto and their respective permitted successors, to use or rely upon any representation, warranty, or covenant in this Agreement or the Ancillary Agreements or to assert or base any claim, cause of action, remedy or right of any kind under or on this Agreement or the Ancillary Agreements or any representation, warranty, or covenant contained herein or therein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                        ALCAN TECHNOLOGY & MANAGEMENT AG


                                        By:
                                            ------------------------------------
                                                Michel Jacques


                                        By:
                                            ------------------------------------
                                                Urs Fischer


                                        NOVELIS TECHNOLOGY AG


                                        By:
                                            ------------------------------------
                                                Christopher Bark-Jones


                                        By:
                                            ------------------------------------
                                                Erwin Faust

                                LIST OF EXHIBITS



Exhibit A      Demerger Agreement

Exhibit B      Services Agreement

Exhibit C      Real Estate Lease Agreement